CODE OF ETHICS

Adopted

April 1, 2021

Pursuant to and in recognition of its general fiduciary obligations and in anticipation of registering pursuant to the Investment Advisers Act of 1940, as amended, 4BIO Partners LLP (the “Firm”) has adopted this Code of Ethics and Insider Trading Policy (the “Policy”). This Policy is intended to be in furtherance and not in limitation of the duties and responsibilities of the Firm and its employees, whether arising by statute, regulation or otherwise. This Policy applies to all directors, officers, employees and members of the Firm as well as every natural person (whether or not an employee of the Firm) who is subject to the Firm’s supervision and control who (i) has access to nonpublic information regarding a client’s purchase or sale of securities, (ii) is involved in making securities recommendations to a client, or (iii) has access to securities recommendations to a client that are nonpublic (collectively, “Access Persons”).

Please refer to Appendix A for definitions used in this Policy.

The Adviser and its affiliated investment advisers provide “investment supervisory services” to their clients, which consist of investment funds privately offered to qualified investors.

The management of the Firm and the Chief Compliance Officer will review the terms and provisions of the Policy at least annually and make amendments as necessary. The Chief Compliance Officer must provide a copy of the Policy, and a copy of any amendment to the Policy, to each person covered by the Policy.

Access Persons must familiarize themselves with the Policy and acknowledge receipt of the Policy (and any amendment thereto) by returning the Acknowledgement attached hereto.

The Chief Compliance Officer has the authority to grant written waivers of the provisions of the Policy in certain instances, however, the Firm expects that waivers will be granted only in rare instances and some provisions of the Policy are prescribed by U.S. Securities and Exchange Commission rules and cannot be waived. These provisions include, for instance, the requirement for Access Persons to file certain reports and obtain preclearance of certain transactions.

I. GENERAL POLICIES AND PRINCIPLES

Access Persons shall conduct themselves with integrity and act ethically in their dealings with clients, the public and fellow Access Persons. It is generally improper for the Firm or Access Persons to:

•	use for their own benefit (or the benefit of anyone other than a client) information about the Firm’s trading or investment recommendations for a client; or

•	take advantage of investment opportunities that would otherwise be available for a client.

The Firm expects all Access Persons to comply with the spirit of the Policy, as well as the specific rules contained in the Policy. The Firm treats violations of the Policy (including violations of the spirit of the Policy) very seriously. If an Access Person violates either the letter or the spirit of the Policy, the Firm may take disciplinary measures against the Access Person, including, without limitation, imposing penalties or fines, reducing compensation, demotions, requiring unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or termination of employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Policy. But an Access Person can also violate the Policy by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. An Access Person’s conduct can violate the Policy even if neither any client nor the Firm is harmed by the conduct.

If you have any doubt or uncertainty about what the Policy requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

A.	Compliance with Laws and Regulations

Access Persons shall maintain knowledge of and shall comply with all applicable laws and regulations of any governing agency or self-regulatory organization and shall comport themselves in conformity with standards or conduct promulgated by applicable professional or financial organizations.

B.	Responsibility of Management and Access Persons

Management shall establish, maintain and enforce this Policy, and relevant policies and procedures designed to implement the standards hereunder, to prevent the breach of any applicable laws and regulations. Compliance is an individual responsibility. Failure to comply with all rules and regulations will result in penalties up to and including termination.

Any violations of this Policy must be reported promptly to the Chief Compliance Officer.

C.	Consulting Services

Access Persons engaged in any facet of advisory business shall exercise diligence and thoroughness in making investment recommendations, avoiding material misrepresentations and maintaining records to support the reasonableness of any such actions. Such Access Persons shall deal fairly with all clients in disseminating investment recommendations and taking investment actions.

D.	Preservation of Confidentiality

Access Persons shall preserve the confidentiality of all information communicated by clients concerning matters within the scope of the advisory relationship, as well as personal and financial information about clients derived from the advisory relationship. Access Person shall not discuss with or otherwise inform any party about investment recommendations except as required by law or as necessary to perform the Firm’s duties under its advisory agreements.

E.	Professional Misconduct

Access Persons shall not commit any felony, misdemeanor or other criminal act that upon conviction materially reflects adversely on his/her honesty or trustworthiness, nor shall he or she engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

II. USE OF MATERIAL NONPUBLIC INFORMATION

Access Persons shall comply with all government laws and regulations and the Firm’s policies and procedures relating to the use and communication of material nonpublic information and the receipt of “selective disclosure.” Access Persons shall not trade securities for their own accounts or make recommendations for the accounts of clients while in possession of material nonpublic information, or communicate material nonpublic information in breach of a duty. If you believe you have received potential inside information, you should refrain from trading and report such event to the Chief Compliance Officer. Refer to the Firm’s Insider Trading Policy.

III. PERSONAL SECURITY TRADING GUIDELINES

1.	Reporting Requirements

Note: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports. These reports apply to any Covered Security over which you or members of your Family / Household have Beneficial Ownership.

Initial Holdings Report: No later than 10 calendar days after joining the Firm or otherwise becoming covered by the Code, Access Persons must file with the Chief Compliance Officer an Initial Holdings Report, which must indicate the filing date thereof.

The Initial Holdings Report requires Access Persons to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount) in which the Access Person (or members of the Access Person’s Family / Household) has a direct or indirect Beneficial Ownership. The Initial Holdings Report also requires the Access Person to list all brokers, dealers and banks with which he or she (or a member of their Family/Household) maintained an account in which any securities were held for the direct or indirect benefit of the Access Person or a member of their family/household on the date the joined the Firm or became a person otherwise covered by the Policy. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the Access Person joined the Firm or became a person otherwise covered by the Policy.

The Initial Holdings Report also requires the Access Person to confirm that he or she has read and understood the Policy and that he or she understands that it applies to members of the Access Person’s family/household.

Quarterly Transaction Report. Access Persons must report all transactions in Covered Securities in which they (or a member of their Family/Household) have a direct or indirect Beneficial Ownership within ten calendar (10) days following the end of a quarter. The personal securities trading (PST) forms used to report these transactions will be distributed by the Chief Compliance Officer at the end of each quarter and shall include: (i) the date of the transaction; (ii) the title, interest rate and maturity date (if applicable), number of shares and principal amount; (iii) the nature of the transaction; (iv) the price; and (v) the broker.

Annual Holdings Reports. No later than February 14 of each year, Access Persons must file with the Chief Compliance Officer an Annual Holdings Report, which must indicate the filing date thereof.

The Annual Holdings Report requires Access Persons to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount) in which the Access Persons (or a member of their Family/Household) had a direct or indirect Beneficial Ownership interest as of December 31 of the prior year. It also requires Access Persons to list all brokers, dealers and banks with which the Access Person or a member of their Family/Household maintained an account in which any securities (were held for the direct or indirect benefit of the Access Person or a member of their Family/Household on December 31 of the prior year.

In addition, within 30 days after the end of each calendar year, each Access Person must complete and submit an Annual Certification to Compliance, certifying that the Access Person has received this Policy and has complied with the Policy during the previous calendar year.

The Chief Compliance Officer shall have the responsibility of periodically reviewing personal securities transactions and holdings.

2.	Exempt Securities

These guidelines do not apply to individual purchases or sales in open-end mutual funds, money market instruments (e.g., certificates of deposit and commercial paper), U.S. government securities or derivative securities of any of the foregoing. Transactions in these securities are not required to be reported on the quarterly PST report.

3.	Pre-Clearance Required for Private or Limited Offerings

No Access Person (nor any member of an Access Person’s Family/Household) shall acquire Beneficial Ownership directly or indirectly of any security (not just a Covered Security) in a limited offering or private placement without the prior written approval of Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person s’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. The Chief Compliance Officer may approve or deny the transaction for any reason. If preclearance is obtained, it is valid until the private placement or limited offering transaction closes.

4.	Pre-Clearance Required for Participation in IPOs

No Access Persons (nor any member of their Family/Household) shall acquire any Beneficial Ownership directly or indirectly in any security (not just a Covered Security) in an Initial Public Offering for his or her account, as defined herein, without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Persons ’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. The Chief Compliance Officer may approve or deny the transaction for any reason. If preclearance is obtained, it is valid for [one] business day.

IV. MONITORING

The Chief Compliance Officer will monitor the observance of this Policy and is authorized to modify these requirements upon proper disclosure and under appropriate circumstances. The Chief Compliance Officer shall maintain all records required to be retained under the Advisers Act.

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CODE OF ETHICS

Signature Page

I have received the Code of Ethics (the “Code”) of the Firm and have read it and understand it.

I understand that I am responsible for complying with the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

Sign Name Date	Print Name

Please sign, date and return this form to kieran.mudryy@4biocapital.com

APPENDIX A—DEFINITIONS

These terms have special meanings in the Policy:

Beneficial Ownership

Covered Security

Direct or Indirect Influence or Control

Family/Household

The special meanings of these terms as used in the Policy are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in the Policy than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Note that you do not have Beneficial Ownership of holdings in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if neither the Firm nor a control affiliate of the Firm manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•

Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless (i) the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account or (ii) the securities are held in a Non-Discretionary Account.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan.

•

Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.

•

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

•	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

NOTE: By way of clarification, notwithstanding the foregoing, no Fund is prohibited by the Code from purchasing or selling a Covered Security of which certain persons covered by the Code might be deemed to have Beneficial Ownership.

Covered Security means anything that is considered a “security” under section 202(a)(18) of the Investment Advisers Act of 1940, except:

•	Direct obligations of the U.S. Government.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

•	Shares of money market investment companies registered under the Investment Company Act of 1940.

•

Shares of open-end investment companies registered under the Investment Company Act of 1940 other than shares of other Reportable Funds (as defined in the Rules of Securities and Exchange Commission paragraph (9) of Section 5, § 275.204A-1).

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

•	options on securities, on indexes and on currencies;

•	investments in all kinds of limited partnerships;

•

investments in virtual currency or cryptocurrency coins or tokens that are being offered as part of an ICO or obtained through your participation in an ICO (however, for the avoidance of doubt, investments in Bitcoin and Ethereum are not considered Covered Securities);

•	investments in foreign unit trusts and foreign mutual funds; and

•	investments in hedge funds and private investment funds (including a Fund).

If you have any question or doubt about whether an investment is a considered a Covered Security under the Code, assume that the investment is a Covered Security and seek guidance from the Chief Compliance Officer. Do not guess.

Direct or Indirect Influence or Control includes:

•	Suggesting purchases or sales of investments to the trustee or third-party manager;

•	Directing purchases or sales of investments;

•	Consulting with the trustee or third-party manager as to the particular allocation of investments to be made in the account; and

•	Discussions with the trustee or third-party manage concerning account holdings.

NOTE: Discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party manager simply summarizes, describes or explains account activity to an access person would not indicate “direct or indirect influence or control.”

Members of your Family/Household include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Your children under the age of 18.

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

•

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

COMMENT 1: There are a number of reasons why the Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding the Firm’s possible investment transactions, and must not be allowed to benefit from that information.

COMMENT 2: If a member of your Family/Household’s primary occupation involves buying and selling securities, and you deliver to the Chief Compliance Officer a certification acceptable to the Chief Compliance Officer regarding such activity, you need not consider that person a member of your Family/Household for purposes of this Policy with respect to such transactions made in a professional capacity. All other transactions of such person remain subject to this Policy.